Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2019, relating to the financial statements and financial highlights of YieldShares High Income ETF, a series of Exchange Traded Concepts Trust, for the year ended December 31, 2018, and to the references to our firm under the headings “Additional Information about ETC Trust and Amplify Trust,” “Miscellaneous Information,” “Financial Highlights” and “Fund Service Providers” in the Combined Proxy Statement/Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

March 29, 2019